Exhibit 5.1

                             GODFREY & KAHN, S.C.
                               ATTORNEYS AT LAW
                            780 North Water Street
                          Milwaukee, Wisconsin  53202
                  Phone: (414) 273-3500  Fax: (414) 273-5198


                                 June 20, 1996


      Manpower Inc.
      5301 North Ironwood Road
      Milwaukee, Wisconsin  53217

      Gentlemen:

                  We have acted as counsel to Manpower Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about June 21, 1996 (the "Registration Statement"). The Registration Statement relates to the sale by certain selling shareholders of up to 87,836 shares of the Company's common stock, $.01 par value (the "Shares").

                  In connection with this opinion we have examined: (a) the Registration Statement, (b) copies of the Company's Articles of Incorporation and By-laws, each as amended to date, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

                  Based upon the foregoing, we are of the opinion that the Shares are duly and validly authorized, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                          Very truly yours,

                                          /s/ Godfrey & Kahn, S.C.

                                          GODFREY & KAHN, S.C.